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DATE:       July 30, 2015

TO:         MetLife Insurance Company USA (the "COMPANY")

FROM:       Catalyst Re Ltd. (the "REINSURER")

SUBJECT: Notice of Final Adjusted Recapture Payment Amount in respect of the Amended and Restated Indemnity Retrocession Agreement, effective as of October 1, 2005 between MetLife Insurance Company USA and Catalyst Re, Ltd. (the "AGREEMENT")

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Dear Mr. Baron,

      We refer to your acceptance of the Reinsurer's offer for the recapture of the Reinsured Risks (as defined in the Agreement) (such acceptance, which is attached hereto, is hereafter referred to as the "RECAPTURE ACCEPTANCE"). We hereby notify you that the Final Adjusted Recapture Payment Amount in respect of the Recapture Acceptance is USD [redacted]. The Final Recapture Payment Amount is due and payable by the Company to the Reinsurer, at the account listed below, on JULY 31, 2015.
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                CURRENCY ACCOUNT NO CORRESPONDENT       SWIFT CODE
                ---------------------------------       ----------

                [redacted]

                (FEDWIRE INSTRUCTIONS)
                [redacted]

      Upon settlement of the Final Adjusted Recapture Payment Amount, the Reinsurer's liability for Reinsured Risks (as defined in the Agreement) will terminate pursuant to the provisions of the Agreement, specifically
Article VIII, paragraph 2.


Best regards,


/s/ Christopher Garrod
----------------------------
Name: Christopher Garrod
Title: Director